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                                                          OMB APPROVAL
                                                     OMB Number:   3235-0145
                                  UNITED STATES      Expires: August 31, 1999
                                 SECURITIES AND      Estimated average burden
                               EXCHANGE COMMISSION   hours per response...14.90
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. _________)*


                                PXRE Corporation
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                                (Name Of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   693-674-103
               --------------------------------------------------
                                 (CUSIP Number)


                                   12/31/98**
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**See footnote to No. 11 on page 2.


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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CUSIP No.  693-674-103                  13G                    PAGE 2 OF 7 PAGES
         --------------

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  1.   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITES ONLY)
          Phoenix Home Life Mutual Insurance Company

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  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]   (b) [X]

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  3.   SEC USE ONLY

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  4.   CITIZENSHIP OR PLACE OR ORGANIZATION
          New York

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                   5.   SOLE VOTING POWER
                                                  636,700
    NUMBER OF
     SHARES      ---------------------------------------------------------------
  BENEFICIALLY     6.   SHARED VOTING POWER
    OWNED BY                                         0
      EACH
    REPORTING    ---------------------------------------------------------------
   PERSON WITH     7.   SOLE DISPOSITIVE POWER
                                                  636,700
                    ------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER
                                                     0
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  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          636,700

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 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    [ ]

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 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.17%*

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 12. TYPE OF REPORTING PERSON*
        I.C.

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLNG OUT!

    *Phoenix Home Life Mutual Insurance Company ("PHL") last filed an amendment on Schedule 13G in 1997 to reflect that its 636,700 shares of the Issuer then constituted 4.6% of the Issuer's Common Stock as of 12/31/96. Based on disclosures in the Issuer's Form 10-Q for the quarter ended September 30, 1998, PHL owned less than 5% of the Issuer's Common Stock. PHL has recently been advised that as a result of the Issuer's stock repurchases, its 636,700 shares constituted 5.17% of Issuers Common Stock as of 12/31/98.



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                                                               PAGE 3 OF 7 PAGES

ITEM I(a).     NAME OF ISSUER:
                  PXRE Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  399 Thornall Street
                  Fourteenth Floor
                  Edison, NJ 08837

ITEM 2(a).     NAME OF PERSON FILING:
                  Phoenix Home Life Mutual Insurance Company

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  One American Row
                  Hartford, CT 06115

ITEM 2(c).     CITIZENSHIP:
                  USA

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
                  Common Stock

ITEM 2(e).     CUSIP NUMBER:
                  693-674-103



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                                                               PAGE 4 OF 7 PAGES

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]   Broker or dealer registered under Section 15 of
                          the Exchange Act;

               (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

               (c)  [X]   Insurance company as defined in Section 3(a)(19)
                          of the Exchange Act;

               (d)  [ ]   Investment company registered under Section 8 of
                          the Investment Company Act;

               (e)  [ ]   An investment adviser in accordance with Rule
                          13d-l(b)(1)(ii)(E);

               (f)  [ ]   An employee benefit plan or endowment fund in
                          accordance with Rule 13d-l(b)(1)(ii)(F);

               (g)  [ ]   A parent holding company or control person in
                          accordance with Rule l3d-l(b)(ii)(G);

               (h)  [ ]   A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act;

               (i)  [ ]   A church plan that is excluded from the definition
                          of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c),
               check this box.    [ ]


ITEM 4.        OWNERSHIP.

               (a) Amount Beneficially Owned as of December 31, 1998:
                                     636,700

               (b) Percent of Class:
                                      5.17%



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                                                               PAGE 5 OF 7 PAGES

               (c) Number of shares as to which persons filing statement have:

                   (i)   Sole power to vote or to direct the vote:
                                    636,700

                   (ii)  Shared power to vote or to direct the vote:
                                        0

                   (iii) Sole power to dispose or to direct the disposition of:
                                     636,700

                   (iv)  Shared power to dispose or to direct the disposition of
                                        0


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable



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                                                               PAGE 6 OF 7 PAGES

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.       CERTIFICATION.

               Not Applicable



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                                                               PAGE 7 OF 7 PAGES

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         March 22, 1999
                                               ---------------------------------
                                                              Date


                                                        John H. Beers
                                               ---------------------------------
                                                           Signature


                                                 John H. Beers, Vice President
                                               ---------------------------------
                                                           Name/Title